CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Trustee's Equity Funds of our reports dated December 20, 2024, relating to the financial statements and financial highlights of Vanguard Commodity Strategy Fund, Vanguard Emerging Markets Select Stock Fund, Vanguard Global Environmental Opportunities Stock Fund, Vanguard Diversified Equity Fund and Vanguard International Value Fund, which appear in Vanguard Trustee's Equity Fund’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Financial Statements”, “Service Providers–Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP Philadelphia, Pennsylvania February 26, 2025

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